Exhibit 99.1

FOR IMMEDIATE RELEASE

February 24, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR FULL YEAR AND FOURTH QUARTER 2010

Gillette, WY, February 24, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced results for the full year and fourth quarter 2010.

2010 Full Year Highlights

•                  Record Adjusted EBITDA(1) of $322.7 million.

•                  Cash flow from operations of $324.8 million.

•                  Income from continuing operations of $117.2 million, Adjusted EPS(1) of $1.62 and EPS of $0.98.

•                  Strong Asian export demand resulted in record production at our Spring Creek mine.  Recovering domestic demand allowed record production at our Antelope mine.

•                  Year-end coal reserves of 970 million tons — equivalent to over 10 years’ annual production at current production levels.

Adjusted EBITDA(1) was $322.7 million for 2010, a new record, compared to $320.6 million in the prior year.  Income from continuing operations was $117.2 million in our first year as a public company, compared to $182.5 million in the prior year.  Adjusted earnings per share(1) was $1.62.  Earnings per share was $0.98.

“Cloud Peak Energy delivered a very strong first year as a new public company.  Our Adjusted EBITDA was the best in our history, and our safety performance improved once again.  We expanded our Asian exports to 3.3 million tons from 1.6 million tons in 2009 as export demand increased.”  said Colin Marshall, President and Chief Executive Officer.  “We generated $324.8 million in cash flow from operations supported by our disciplined sales strategy, focus on continuous operating improvements and tight cost controls.  We now have a strong base on which to develop our business following the successful year which was capped off with the secondary offering in December to sell all of Rio Tinto’s remaining ownership interests”.

(1)  Defined later.

Operating Highlights

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009
Tons produced (in millions)(1)	23.4	23.0	93.8	91.0
Tons sold (in millions)	24.1	25.6	96.9	103.3
Average revenue per ton(1)	$12.35	$11.30	$12.32	$11.79
Average cost of product sold per ton(1)	$9.05	$7.95	$8.57	$7.94

(1)         Represents the three company-operated mines

Full Year 2010

Production from our three company-operated mines was 93.8 million tons, up from 91.0 million tons in 2009.  The increased production was a result of the strong international demand which increased our Asian exports from 1.6 million tons to 3.3 million tons, allowing record production from our Spring Creek mine.  Domestically, the cold start to the year and hot summer reduced stockpiles of PRB coal throughout the year.  At the same time, customers re-built their forward contracted positions which they had reduced during the uncertainty of 2009.

Adjusted EBITDA rose to a record $322.7 million, driven by higher export volumes, increased realized sales prices, and tight cost controls.  Average revenue per ton increased to $12.32.  Average cost per ton was $8.57, an increase over the prior year driven primarily by higher royalties and severance taxes resulting from higher sales prices, higher diesel costs and higher strip ratios as mining progresses.  The full year margin per ton was $3.75.

Income from continuing operations was $117.2 million, compared to $182.5 million in the prior year.  The prior year included a $33.6 million post tax contribution from a long term broker contract which expired in the first quarter of 2010 and only contributed $3.2 million in 2010.  Income from continuing operations in 2010 was also reduced by a non cash, non operational post tax charge totaling $25.1 million related to the estimated future liability to Rio Tinto under the Tax Receivable Agreement established at the time of the IPO.

Fourth Quarter 2010

Fourth quarter 2010 Adjusted EBITDA of $69.6 million was $3.2 million higher than the $66.4 million in fourth quarter of the prior year.  Income from continuing operations was $29.7 million, compared to $35.2 million in the prior year.  Production from the three company-operated mines in the fourth quarter of 2010 was 23.4 million tons compared to 23.0 million tons for the fourth quarter 2009.

Fourth quarter 2010 revenues increased $8.9 million to $345.8 million from $336.9 million in the fourth quarter of 2009.  Average revenue per ton of coal sold from the company-operated mines in the fourth quarter of 2010 increased to $12.35 from $11.30 in 2009.  Average cost per ton increased to $9.05 in the quarter due to rising diesel costs, higher strip ratio, and higher employee bonus accruals following the company’s strong performance against financial and operating targets.

Health, Safety and Environment Record

According to Mine Safety and Health Administration (MSHA) data, during 2010, Cloud Peak Energy’s All Injury Frequency Rate (AIFR) of 0.58 was among the lowest of the ten largest U.S. coal producers.  The company’s 2009 MSHA AIFR was 0.66.  The three company operated mines have not received notice of any environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

Balance Sheet and Cash Flow

Cash flow from operations totaled $324.8 million for 2010.  Capital expenditures (including capitalized interest) were $91.6 million which included $35.5 million for the purchase of surface land and private coal and $3.9 million for the Lease By Modification payment for Spring Creek mine coal reserves.  Additionally, we paid total cash installments of approximately $64 million for continuing Lease By Application installments for previously awarded federal coal leases.

Unrestricted cash on hand as of December 31, 2010, was $340.1 million.  Restricted cash, which secures a portion of the company’s future reclamation obligations, was $182.1 million, down from $218.4 million on September 30, 2010, as collateral requirements were reduced.  Cloud Peak Energy’s balance sheet is well positioned with total available liquidity of almost $730 million as of December 31, 2010.

The company’s long-term debt as of December 31, 2010, net of original issue discount, was $595.7 million for the senior notes.  Federal coal lease obligations, including the current portion, were $118.3 million, as of December 31, 2010.

Outlook

Cloud Peak Energy sees continuing recovery in domestic electricity generation and growing export demand for its Spring Creek coal.  The Spring Creek mine is one of the most northern mines in the PRB and thereby benefits from a shorter rail haul to northwest export terminals.  Coal from our Spring Creek mine also has favorable energy content compared to southern PRB mines.  These two factors leave Cloud Peak Energy well placed to meet growing Asian export demand assuming additional west coast terminal capacity is built.

2011 expected production from the three company-operated mines is 93 to 96 million tons and is essentially fully sold, consistent with our sales strategy.  Assuming constant prices of $14.40 per ton for 8800 Btu quality coal and $12.20 per ton for 8400 Btu quality coal for indexed tons, the expected total realized price for 2011 would be approximately $13.05 per ton.  For 2012, we have currently contracted to sell 70 million tons from our three operated mines.  Of this committed 2012 production, 56 million tons are under fixed price contracts with a weighted average price of $13.08.

Exports from the Spring Creek mine through the Westshore terminal in Vancouver are expected to approximate three million tons this year, driven by the strong demand from the company’s Asian utility customers.  In addition, due to the recent spike in seaborne coal prices we were able to contract additional export sales to be shipped through the Ridley terminal in Prince Rupert, British Columbia by Q1 2012.  We are expecting total export shipments to be around four million tons.  Exports through the Ridley terminal will incur significantly higher railing costs than through Westshore.

Marshall stated, “After a very successful first year as a public company, our solid cash position and improving business outlook leaves us well positioned to invest in our business, consider new leases and pursue growth opportunities.  Our proportionally low long-term liabilities, both reclamation and employee related, combined with the liquidity available under our revolving credit facility, further enhance our balance sheet strength.”

Guidance — 2011 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2011 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	93 — 96 million tons
Committed sales with fixed prices	87 million tons
Anticipated realized price of produced coal(1)	Approximately $13.05 per ton
Average cost of produced coal(2)	$8.80 - $9.40 per ton
Additional operating income	$20 - $35 million
Selling, general and administrative expenses	$55 - $65 million
Interest expense	$55 - $65 million
Depreciation, depletion, amortization and accretion	$115 - $125 million
Effective income tax rate	Approximately 35%
Capital expenditures (excludes federal coal leases)(3)	$100 - $140 million
Committed federal coal lease payments	$63.8 million

(1)         Assumes prices of $14.40 per ton for 8800 Btu coal and $12.20 per ton for 8400 Btu coal applied to indexed tons

(2)         Represents average Cost of Product Sold for produced coal for our three operated mines.

(3)         Includes capitalized interest.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on February 24, 2011, to review the results and current business conditions.  The call will be web cast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the web cast.  Interested individuals also can access the live conference call via telephone at 866.713.8566 (domestic) or 617.597.5325 (international) and entering pass code 25264791.

Following the live web cast, a replay will be available on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 20816520. The telephonic replay will be available for seven days.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.

With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2011 and future periods for our company, PRB coal and the coal industry in general, and our 2011 operational and financial guidance; (2) anticipated improvements in overall economic conditions and demand by domestic and foreign utilities; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions and energy policies relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (g) our ability to efficiently conduct our mining operations, (h) transportation and export terminal availability, performance and costs; (i) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (j) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (k) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (l) the impact of direct and indirect competition from coal producers and competing sources of energy, domestically and internationally; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of Adjusted EBITDA to income from continuing operations and Adjusted EPS to EPS (as defined below) is found in the tables accompanying this release.

EBITDA represents income from continuing operations before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented in this release, the specifically identified items are the income statement impacts of: (1) the tax agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EPS represents diluted earnings (loss) per share from continuing operations attributable to controlling interest (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of income from continuing operations.  Adjusted EBITDA may also be used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations

###

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues	$1,370,761	$1,398,200	$1,239,711
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	978,914	933,489	894,036
Depreciation and depletion	100,023	97,869	88,972
Amortization	3,197	28,719	45,989
Accretion	12,499	12,587	12,742
Selling, general and administrative expenses	63,594	69,835	70,485
Asset impairment charges	659	698	2,551
Total costs and expenses	1,158,886	1,143,197	1,114,775
Operating income	211,875	255,003	124,936
Other income (expense)
Interest income	565	320	2,865
Interest expense	(46,938)	(5,992)	(20,376)
Tax agreement expense	(19,669)	—	—
Other, net	157	9	1,715
Total other expense	(65,885)	(5,663)	(15,796)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	145,990	249,340	109,140
Income tax provision	(31,982)	(68,249)	(25,318)
Earnings from unconsolidated affiliates, net of tax	3,189	1,381	4,518
Income from continuing operations	117,197	182,472	88,340
Income (loss) from discontinued operations, net of tax	—	211,078	(25,215)
Net income	117,197	393,550	63,125
Less: Net income attributable to noncontrolling interest	83,460	11,849	—
Net income attributable to controlling interest	$33,737	$381,701	$63,125

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	$33,737	$170,623	$88,340
Income (loss) from discontinued operations	—	211,078	(25,215)
Net income	$33,737	$381,701	$63,125

Earnings (loss) per common share attributable to controlling interest:
Basic
Income from continuing operations	$0.98	$3.01	$1.47
Income (loss) from discontinued operations	—	3.73	(0.42)
Net income	$0.98	$6.74	$1.05
Weighted-average shares outstanding — basic	34,305,205	56,616,986	60,000,000
Diluted
Income from continuing operations	$0.98	$2.97	$1.47
Income (loss) from discontinued operations	—	3.52	(0.42)
Net income	$0.98	$6.49	$1.05
Weighted-average shares outstanding — diluted	34,305,205	60,000,000	60,000,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$340,101	$268,316
Restricted cash	182,072	80,180
Accounts receivable	65,173	82,809
Due from related parties	434	8,340
Inventories	64,970	64,199
Deferred income taxes	21,552	280
Other assets	17,449	7,321
Total current assets	691,751	511,445
Non-current assets
Property, plant and equipment, net	1,008,337	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Deferred income taxes	140,985	100,520
Other assets	38,400	39,657
Total assets	$1,915,107	$1,677,596
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$81,975	$57,304
Royalties and production taxes	127,038	102,912
Accrued expenses	51,197	47,763
Current portion of tax agreement liability	18,226	758
Current portion of federal coal lease obligations	54,630	50,768
Other liabilities	4,880	4,514
Total current liabilities	337,946	264,019
Non-current liabilities
Tax agreement liability, net of current portion	171,885	53,751
Senior notes	595,684	595,321
Federal coal lease obligations, net of current portion	63,659	118,289
Asset retirement obligations, net of current portion	182,170	175,940
Other liabilities	32,564	24,798
Total liabilities	1,383,908	1,232,118

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 60,878,317 and 31,449,002 shares issued and outstanding at December 31, 2010 and 2009, respectively)	609	314
Additional paid-in capital	502,952	251,083
Retained earnings	42,296	8,459
Accumulated other comprehensive loss	(14,658)	(6,951)
Total Cloud Peak Energy Inc. shareholders’ equity	531,199	252,905
Noncontrolling interest	—	192,573
Total equity	531,199	445,478
Total liabilities and equity	$1,915,107	$1,677,596

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Operating activities
Net income	$117,197	$393,550	$63,125
Adjustments to reconcile income to net cash provided by operating activities:
Income or loss from discontinued operations, net of tax	—	(211,078)	25,215
Depreciation and depletion	100,023	97,869	88,972
Amortization	3,197	28,719	45,989
Accretion	12,499	12,587	12,742
Asset impairment charges	659	698	2,551
Earnings from unconsolidated affiliates	(3,189)	(1,381)	(4,518)
Distributions of income from equity investments	35	4,000	4,750
Deferred income taxes	28,503	13,595	(18,697)
Expenses paid by affiliates	—	—	31,216
Stock compensation expense	7,234	1,919	727
Change in tax agreement liability	19,669	—	—
Interest expense converted to principal	—	—	16,755
Other, net	4,718	750	1,336
Changes in operating assets and liabilities:
Accounts receivable, net	17,636	(3,358)	12,609
Inventories	(638)	(7,638)	(5,707)
Due to or from related parties	7,906	103,414	(129,252)
Other assets	(10,090)	(1,097)	(4,377)
Accounts payable and accrued expenses	27,040	28,890	9,715
Tax agreement liability	(1,685)	—	—
Asset retirement obligations	(5,938)	(4,855)	(3,151)
Net cash provided by operating activities from continuing operations	324,776	456,584	150,000
Investing activities
Purchases of property, plant and equipment	(91,639)	(119,742)	(138,104)
Payment on refundable deposit	—	—	(11,806)
Return of refundable deposit	—	—	33,156
Return of restricted cash	116,533	—	—
Restricted cash deposit	(218,425)	(80,180)	—
Change in cash advances to affiliate	—	(217,468)	(35,025)
Other, net	1,511	313	(1,880)
Net cash used in investing activities from continuing operations	(192,020)	(417,077)	(153,659)
Financing activities
Borrowings on long-term debt	—	595,284	40,000
Principal repayments on federal coal leases	(50,768)	(68,583)	(39,415)
Payment of debt issuance costs	—	(26,585)	—
Proceeds from issuance of common stock	—	433,755	—
Distributions to Rio Tinto	(10,203)	(1,516,058)	(3,448)
Net cash used in financing activities from continuing operations	(60,971)	(582,187)	(2,863)
Net cash provided by (used in) continuing operations	71,785	(542,680)	(6,522)
Cash flows from discontinued operations
Net cash from operating activities	—	36,029	50,320
Net cash from investing activities	—	759,032	(41,231)
Net cash from financing activities	—	—	(10,248)
Net cash provided by (used in) discontinued operations	—	795,061	(1,159)
Net increase (decrease) in cash and cash equivalents	71,785	252,381	(7,681)
Cash and cash equivalents at beginning of year	268,316	15,935	23,616
Cash and cash equivalents at end of year	$340,101	$268,316	$15,935

Supplemental cash flow disclosures for continuing operations:
Interest paid	$69,317	$17,606	$4,410
Income taxes paid (refunded), net	9,120	79,089	(348)
Supplemental noncash investing and financing activities from continuing operations:
Obligations to acquire federal coal leases and other mineral rights	$—	$37,424	$168,009
Conversion of debt to equity	—	—	547,382
Noncash capital contributions from Rio Tinto America	—	158,400	46,078

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Adjusted EBITDA

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(dollars in thousands)
Income from continuing operations	$117,197	$182,472	$88,340	$53,789	$40,537
Interest income	(565)	(320)	(2,865)	(7,302)	(3,604)
Interest expense	46,938	5,992	20,376	40,930	38,785
Income tax provision	31,982	68,249	25,318	18,050	11,717
Depreciation and depletion	100,023	97,869	88,972	80,133	59,352
Amortization	3,197	28,719	45,989	34,512	34,957
Accretion	12,499	12,587	12,742	12,212	10,088
EBITDA	311,271	395,568	278,872	232,324	191,832
Tax agreement expense	19,669	—	—	—	—
Expired long-term broker contract	(8,207)	(74,986)	(71,643)	(72,479)	(72,804)
Adjusted EBITDA	$322,733	$320,582	$207,229	$159,845	$119,028

	Three Months Ended December 31,
	2010	2009
	(dollars in thousands)
Income from continuing operations	$29,749	$35,204
Interest income	(154)	(92)
Interest expense	10,752	4,985
Income tax provision	1,770	8,361
Depreciation and depletion	24,811	29,486
Amortization	—	3,949
Accretion	2,596	4,185
EBITDA	69,524	86,078
Expired long-term broker contract	117	(19,700)
Adjusted EBITDA	$69,641	$66,378

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Adjusted EPS

	Year Ended December 31,
	2010	2009	2008	2007	2006
Diluted earnings per common share attributable to controlling interest from continuing operations	$0.98	$2.97	$1.47	$0.90	$0.68
Expired significant broker contract	(0.09)	(0.49)	(0.41)	(0.44)	(0.44)
Tax agreement expense	0.57	—	—	—	—
Change in net value of deferred tax assets	0.16	—	—	—	—
Adjusted EPS	$1.62	$2.48	$1.06	$0.46	$0.24
Diluted weighted-average shares outstanding	34,305,205	60,000,000	60,000,000	60,000,000	60,000,000

	Three Months Ended December 31,
	2010	2009
Diluted earnings per common share attributable to controlling interest from continuing operations	$0.28	$0.50
Expired significant broker contract	0.01	(0.21)
Adjusted EPS	$0.29	$0.29
Diluted weighted-average shares outstanding	45,300,000	46,578,000